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                                                                  EXHIBIT 23.02

INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Experts" in the Prospectus constituting part of the Registration Statement on Form S-3 for the registration of Convertible Subordinated Notes due 2006 and 500,000 shares of its common stock ("Registration Statement"), and to the use of our report dated April 17, 1995 in the Registration Statement and related Prospectus of Park Electrochemical Corp. (the "Company").

We also consent to the incorporation by reference in the Registration Statement of our report dated April 17, 1995 with respect to the financial statement schedule of the Company and its subsidiaries for the years ended February 26, 1995 and February 27, 1994 included in the Annual Report (Form 10-K) for 1995 filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

New York, NY
January 16, 1996